EXHIBIT 4.9



                             SUBSCRIPTION AGREEMENT




                                     Between


                              ING BANK SLASKI S.A.


                                as the Subscriber

                                     - and -


                               NETIA HOLDINGS S.A.


                                 as the Company



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THIS SUBSCRIPTION AGREEMENT ("AGREEMENT") is made on 20 November 2002 between:


(1)  ING BANK SU\SKI S.A., a Polish joint stock company (the "SUBSCRIBER"); and


(2)  NETIA HOLDINGS S.A., a Polish joint stock company (the "COMPANY");



RECITALS


(A) Netia Holdings B.V. ("B.V.I") issued three series of notes: US$200,000,000 10.25% Senior Notes due 2007, US$193,550,000 11.25% Senior Discount Notes due 2007, and DM207,062,000 11% Senior Discount Notes due 2007 (the "B.V. I NOTES");


(B)  Netia Holdings II B.V. ("B.V.II") issued three series of notes:
     US$100,000,000 13.125% Senior Notes due 2009, EUR100,000,000 13.5% Senior
     Notes due 2009, and EUR200,000,000 13.75% Senior Notes due 2010 (the "B.V. II NOTES" and together with the B.V. I Notes the "OLD NOTES");


(C) Each of the Old Notes are guaranteed by the Company under the terms of each applicable indenture (the "OLD NOTES GUARANTEES");


(D) Certain Beneficial Holders (each together the "CONSENTING NOTEHOLDERS") agreed, by signing the Restructuring Agreement dated 5 March 2002 (the "RESTRUCTURING AGREEMENT"), and the Exchange Agreement dated 14 June 2002 as amended from time to time (the "EXCHANGE AGREEMENT") (the Restructuring Agreement and the Exchange Agreement together, the "RESTRUCTURING DOCUMENTS") to (i) cancel the primary debt obligations of B.V. I and B.V. II, respectively, under the Old Notes in exchange for new secured notes (the "NEW NOTES") to be issued by a Company's Dutch subsidiary now determined to be B.V. I in composition proceedings in the Netherlands (the "DUTCH COMPOSITION PROCEEDINGS") as set forth in the Restructuring Documents; and (ii) to reduce the Old Notes Guarantees in arrangement proceedings involving the Company in Poland (together with the arrangement proceedings with regard to Netia South Sp. z o.o. ("South") and Netia Telekom S.A. ("TELEKOM"), the "POLISH ARRANGEMENT PROCEEDINGS"; Dutch Composition Proceedings and Polish Arrangement Proceedings together referred to as "FINANCIAL RESTRUCTURING") to receiving zero coupon, zioty-denominated transferable instalment rights (the "NOTEHOLDERS' INSTALMENT RIGHTS") as set forth in the Restructuring Documents;


(E) JP Morgan Chase Bank ("JPMC"), in its capacity as the holder of a claim under a conditional guarantee by the Company dated 20 February 2002 (the "JPMC SWAP GUARANTEE") in respect of the payment due from Netia Holdings III B.V. ("B.V.III") under the terms of a swap close-out agreement dated 10 January 2002 (the "JPMC SWAP TERMINATION LETTER") terminating two cross currency swap contracts both dated 18 January 2001 agreed to (i) cancel its close-out amount claims under the JPMC Swap Termination Letter against B.V. Ill in Dutch Composition Proceedings involving B.V. Ill in exchange for receiving its entitlement to New Notes in the amount set forth in the Dutch Composition Plan and (ii) to reduce, in the Polish Arrangement Proceedings,


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     the JPMC Swap Guarantee to zero coupon, zioty-denominated transferable instalment rights as set forth in the Restructuring Documents (the "JPMC'S INSTALMENT RIGHTS"),


(F) Under the terms of the Financial Restructuring in addition to the claims of the Consenting Noteholders also the claims of the remaining Beneficial Holders of the Old Notes under the Old Notes Guarantees were reduced and converted into zero coupon, zioty-denominated transferable instalment rights (together with Noteholders' Instalment Rights and JPMC's Instalment Rights, the "INSTALMENT RIGHTS");


(G) As signatories to the Restructuring Documents, each of the Consenting Noteholders and JPMC have agreed, among other things, to transfer their Instalment Rights to an entity in order to facilitate distributing to the interested Claim Holders (as defined below) their entitlement to series 'H' shares in the Company which, upon their issue (x) will be admitted to public trading by the Polish Securities and Exchange Commission ("POLISH SEC"), and (y) listed on the Warsaw Stock Exchange ("WSE") (the "RESTRUCTURING SHARES") (the "CONSENTING NOTEHOLDERS' TRANSACTION");


(H) The Company has agreed to allow Beneficial Holders not previously signatories to the Restructuring Documents (together with the Consenting Noteholders, and JPMC, the "Claim HOLDERS") to tender their Instalment Rights to the Subscriber, and to receive from the Subscriber their pro rata entitlement to Restructuring Shares (together with the Consenting Noteholders' Transaction, the "TRANSACTION");


(I) The purpose of the Transaction is to implement the composition plans relating to B.V.I, B.V.II and B.V.III respectively (the "DUTCH COMPOSITION PLANS") once (i) the court judgments ratifying the Dutch Composition Plans become final and conclusive and (ii) the court judgments ratifying the Polish Arrangement Proceedings become final and conclusive;


(J) Each of the Claim Holders is entitled to assign and transfer any and all of its claims against the Company arising from the Instalment Rights, as reduced in the Polish Arrangement Proceedings (the "CLAIMS"), to the Subscriber;


(K) The subscription price payable to the Company in respect of the Restructuring Shares shall be set off against the amount payable by the Company under the Claims.


(L) The Company intends to appoint herein the Subscriber to subscribe for the Restructuring Shares to facilitate the Transaction set forth herein in connection with the Financial Restructuring;


(M) The Subscriber is willing to act as Subscriber upon the terms and subject to the conditions set forth herein and has agreed to act with reasonable care in connection with the assignment of the Claims and subscription of the Restructuring Shares to assist in the Company's ensuring that each interested Claim Holder receives its entitlement to Restructuring Shares in accordance with the provisions of the Restructuring Documents and this Agreement and in number calculated by the Subscriber under the Algorithm (as defined below);


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(N)  The Company has agreed to use its best commercial efforts to liaise with the Subscriber to ensure that each of the interested Claim Holders receives its entitlement to the Restructuring Shares in accordance with the provisions of the Restructuring Documents and this Agreement and in number in accordance with the Dutch Composition Plans.


NOW THEREFORE the parties hereto agree as follows:


1.   DEFINITIONS AND INTERPRETATION 1.1 DEFINITIONS


     "AGREEMENT" means this Agreement (as from time to time altered in accordance with this Agreement) and any other document executed in accordance with this Agreement (as from time to time so altered) and expressed to be supplemental to this Agreement.

     "ALGORITHM" means an algorithm prepared in accordance with the Restructuring Agreement and the Dutch Composition Plans by the Company in co-operation with the Ad Hoc Committee of the Claim Holders (as defined in Section 6.2(a) of the Restructuring Agreement) and delivered by the Company to the Subscriber as soon as reasonably practicable after the date of this Agreement but in any event prior to the date of the Confirmation Notice, by which both the total and individual numbers of the entitlements of each Assigning Claim Holder (as defined in Clause 3.1(i) below) to the Rights to Restructuring Shares will be calculated by the Subscriber;

     "BANK OF NEW YORK, LONDON BRANCH" means The Bank of New York, London Branch and whose address is Corporate Trust Administration, 48th Floor, One Canada Square, London E14 SAL (attn: Paul Pereira), which agreed to facilitate certain actions in connection with the Financial Restructuring;


     "BENEFICIAL HOLDER" means an owner or a person entitled to manage the Old Notes;

     "CLEARSTREAM, LUXEMBOURG" MEANS Clearstream Banking, societe anonyme;

     "DTC" means DEPOSITORY Trust Company of New York;

     "EUROCLEAR" means Euroclear Bank S.A./N.V., as operator of the Euroclear System;

     "PARTY" means a party to this Agreement, and "PARTIES" shall be construed accordingly;

     "RECORD DATE" means the date as of which the list of Beneficial Holders entitled to receive the New Notes under the Dutch Composition Plans will be determined and being the date upon which the Old Notes will be blocked.

     "RIGHTS TO RESTRUCTURING SHARES" means the rights to the Restructuring Shares within the meaning of Art. 4.22 of the Act on Public Trading in Securities of 21 August 1997 as amended, incorporating the entitlement to receive the Restructuring Shares and arising upon the allotment of the Restructuring Shares and expiring on the date when the Restructuring Shares


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     are registered with the depository for securities or on the date when the decision of the registration court refusing to register the share capital increase in connection with the Restructuring Shares becomes final.


1.2  INTERPRETATION

     In this Agreement:


     (a)  Clause headings are for ease of reference only;

     (b)  unless stated otherwise, a time of day is a reference to Warsaw time;

     (c) any reference to costs, charges, remuneration or expenses include any value added, turnover or similar tax charged in respect thereof;

     (d) any reference to a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership of two or more of the foregoing;

     (e) any reference to the "SUBSCRIBER" shall be construed so as to include its (and any subsequent) successors and any permitted transferees in accordance with its respective interests;

     (f) references in this Agreement to any Clause or Schedule shall be to a Clause or Schedule contained in this Agreement unless expressly provided otherwise;

     (g) the words "THIS AGREEMENT", "HEREIN", "HEREOF, "HEREBY", "HEREUNDER" and words of similar import refer to the Agreement as a whole as in effect between the parties and not to any particular subdivision unless expressly so limited;

     (h) words DENOTING the singular shall also include the plural and vice versa;

     (i)  words DENOTING one gender only shall include the other gender; and

     (j) any reference to any provision or to any statute shall be deemed also to be a reference to any statutory modification or to re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment.


2    CONDITION PRECEDENT

     Subject to Clause 3.5 below, the obligations of the Subscriber set out in Clauses 4, 5 and 6 of this Agreement shall be conditional (condition precedent) on the Confirmation Notice (as defined in Clause 3.2 below) having been published as required under this Agreement after the occurrence of the events required to be confirmed in the Confirmation Notice.


3    COMPANY'S UNDERTAKINGS

3.1 Subject to Clause 3.5 below, the Company hereby undertakes that in order to comply with the Dutch Composition Plans and the Restructuring Documents it shall


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as soon as is possible upon the Polish Arrangement Proceedings and the Dutch
Composition Plans having become final and conclusive but in any event not later than 31 July 2003:

     (i) offer to the Subscriber the Restructuring Shares in the total number calculated by the Subscriber (under the Algorithm) as the aggregation of all individual numbers of the Rights to Restructuring Shares transferable to all Claim Holders who will, prior to such an offer, have assigned their Claims to the Subscriber (the "ASSIGNING CLAIM HOLDERS");

     (ii) set off the subscription price for the Restructuring Shares in the number referred to in Sub-Clause 3.1(i) above against the Claims acquired by Subscriber from the Assigning Claim Holders;

     (iii) confirm in writing also to and for the benefit of the Subscriber that by the set-off referred to in Sub-Clause 3.1(ii) above the obligation of the Subscriber to pay the subscription price for the Restructuring Shares in cash has been duly performed by the Subscriber and that the Restructuring Shares are duly paid up in full; and

     (iv) allot the Restructuring Shares and deliver the Rights to Restructuring Shares to the Subscriber.


3.2 The Company undertakes to procure that a written notice (the "CONFIRMATION NOTICE") is published in the Luxembourger Wort and through each of DTC,

     Euroclear and Clearstream, Luxembourg (each together, the "CLEARING SYSTEMS") confirming that:

     (i) subject to Clause 3.5 below, final and unappealable ratifying court judgments had been granted in the Dutch Composition Proceedings and Polish Arrangement Proceedings respectively and that,

     (ii) the Polish SEC had granted permission for the Subscriber (i) to acquire the Restructuring Shares, provided that the Polish SEC considers such a permission to be necessary and (ii) to distribute the Rights to Restructuring Shares among the Assigning Claim Holders in an off exchange transaction or series of transactions outside the WSE's market, and that,

     (iii) the prospectus of the Restructuring Shares has been approved by the Polish SEC and has been published as required by Polish law, and that,

     (iv) all other consents of governmental or regulatory bodies which should be obtained by the Subscriber prior to the consummation of the Transaction had been obtained or made (if any such consents are necessary).

3.3 Immediately following the execution of this Agreement, the information should be sent to the Claim Holders specifying at least:

     (i) the list of documents necessary for the execution of their respective Claim Holder Agreements (as such term is defined below) which the Claim Holders wishing to be the Assigning Claim Holders will need to deliver to Bank of New York, London Branch for onward transmission to the Subscriber as well as the manner and the deadline for the delivery of the documents referred to above (the "EXECUTION DATE");


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     (ii) that (y) no later than on the date of the dispatch to Bank of New
          York, London Branch of the Claim Holder Agreements they should possess or open a securities account with an entity authorised under the relevant Polish securities regulations to maintain securities accounts in the Polish securities markets, or that (z) they should deliver to the Subscriber documents necessary to open such account with the Subscriber, which account (in either case) should not be closed until at least the day immediately following the day when it is credited with such a number of Rights to Restructuring Shares or Restructuring Shares as a given Claim Holder will be entitled to pursuant to the Dutch Composition Plans as calculated by the Subscriber under the Algorithm; and

     (iii) that only Claim Holders who, as of the date of the execution of their respective Claim Holder Agreement, were the Beneficial Holders orJPMC, as the case may be, will be eligible to receive the Rights to Restructuring Shares after the Restructuring Shares are allotted to the Subscriber pursuant to this Agreement; and

3.4 Subject to Clause 3.5 below, the Company will be allowed to publish the Confirmation Notice not earlier than after all the events referred to in Clause
3.2 above having occurred. Any notice published in breach of this Clause 3.4 will not be deemed a Confirmation Notice.

3.5 The Parties, after receiving the prior written consent of the Ad Hoc Committee of the Claim Holders (as defined in the Restructuring Agreement) (represented by at least two representatives of Beneficial Holders and a representative of JPMC) may decide that the condition referred to in Clause 3.1 and Sub-Clause 3.2(i) above will not apply to the Polish Arrangement Proceedings with respect to South and/or Telekom.


4    SUBSCRIPTION AND DELIVERY OF SHARES, TRANSFER OF CLAIMS

4.1 The Subscriber undertakes towards the Company that at any time until the Execution Date (as defined in Sub-Clause 3.3(i)) each Claim Holder shall be entitled to deliver to the Subscriber a Claim Holder Agreement, duly executed by such Claim Holder. A copy of the form of the Claim Holder Agreement is attached hereto as SCHEDULE 2 (the "CLAIM HOLDER AGREEMENT"),

4.2 The Subscriber will have not the obligation but the right to rely on the following documents as sufficient proof of the existence of the Claims and of the authorisation of the persons signing the Claim Holder Agreements in the name of the Assigning Claim Holders: (i) the evidence produced by the Clearing Systems and/or Bank of New York, London Branch, (ii) the representations and warranties given by the Assigning Claim Holders in their Claim Holder Agreements and (iii) other documents delivered by them or on their behalf to Bank of New York, London Branch and/or to the Subscriber (as may be requested by the Subscriber at any time prior to the execution by it of any Claim Holder Agreement). In the case of any doubts, the Company shall decide after the consultation with the Ad Hoc Committee of the Claim Holders (as defined in the Restructuring Agreement) on the existence of the Claims and of the authorisation of the persons signing the Claim Holder Agreements. The Subscriber shall not be authorised to refuse to enter into any Claim Holder Agreement, unless the Subscriber, acting reasonably, concludes that its entering into such Claim Holder Agreement could result in criminal liability of any of its managers, employees or agents, or that any administrative penalty could be imposed on the persons referred to above or on the Subscriber or that it could result in an action of any governmental or regulatory body, which could have an adverse effect on the authorisation of the Subscriber to act as a bank under Polish law.


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4.3 The Company shall be responsible towards the Subscriber and the Claim
Holders for the accurateness of the calculation of the number of the Restructuring Shares to which the Assigning Claim Holders will be entitled pursuant to the Restructuring Documents, provided that the calculation is made by the Subscriber under the Algorithm.

4.4 As soon as reasonably possible after receipt of a Claim Holder Agreement duly executed by the relevant Assigning Claim Holder (but in no event earlier than on the date of the Confirmation Notice), the Subscriber shall duly execute such Claim Holder Agreement and accept the assignment of the Claim of such Assigning Claim Holder.

4.5 Subject to Clause 2 above, the Subscriber undertakes that it shall subscribe, not later than seven days following the day of the publication of the Confirmation Notice, upon the terms and conditions set forth in this Agreement, for the Restructuring Shares in the total number as the Assigning Claim Holders are entitled to receive in accordance with the Exchange Agreement and the Dutch Composition Plans corresponding to the value of the Claims assigned to the Subscriber under all Claim Holder Agreements. The total number of the Restructuring Shares to be subscribed for by the Subscriber will be calculated by aggregating all individual numbers of the Restructuring Shares to which each Assigning Claim Holder will be entitled according to the Algorithm.

4.6 The Subscriber undertakes that it shall re-assign and re-transfer the Claims to the Assigning Claim Holders prior to the Company's registration of the increase in its share capital should for any reason the Transaction not be capable of being carried out prior to the Closing Date (as defined in Clause 10.1).

4.7 As soon as reasonably possible after Restructuring Shares are allotted to the Subscriber the Subscriber shall transfer the Rights to Restructuring Shares to each Assigning Claim Holder in accordance with the Dutch Composition Plans. The Subscriber undertakes to transfer to each of the Assigning Claim Holders such number of the Rights to Restructuring Shares as will be calculated by the Subscriber under the Algorithm. It is the intention of the Parties that, subject to the regulations of Krajowy Depozyt Papierow Wartosciowych S.A. and provided that the Subscriber will have received the information necessary to effect the transfer of the Rights to Restructuring Shares to the Assigning Claim Holders, the steps referred to in Clause 4.5 and in this Clause 4.7 occur on the same day.

4.8 The Subscriber hereby undertakes to perform, or cause to be performed the services identified to be performed in SCHEDULE 1 attached hereto (the "SERVICES SCHEDULE")


5    THIRD PARTY BENEFITS

5.1 Each of BV I, BV II, BV III and each Claim Holder shall be entitled to directly demand the Parties to this Agreement to fulfil its respective obligations undertaken in this Agreement for the benefit of themselves individually. For the avoidance of any doubt, this shall not be read as giving any right to the Claim Holders for so long as they have not executed their respective Claim Holder Agreements with the Subscriber, to directly demand from the Subscriber any action or omission in performance of this Agreement.

5.2 Except as otherwise provided herein, all the obligations and covenants, which allow the Claim Holders to become shareholders of the Company, undertaken by the Company towards the Subscriber pursuant to this Agreement shall be also considered as undertaken for the benefit of the Claim Holders, in accordance with Art. 393 of the Polish Civil Code.


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6    SUBSCRIPTION PRICE

6.1 The Subscriber and the Company agree that the amount payable by the Subscriber to the Company in respect of the subscription price for the Restructuring Shares shall be set off against the amount payable by the Company under the Claims acquired by the Subscriber in full discharge of each Party's obligations to the other in respect thereof pursuant to the deed of set-off which shall be executed by both Parties in performance of this Agreement (the "DEED OF Set-Off). A copy of the form of the Deed of Set-Off is attached to this Agreement as Schedule 3.


6.2 For the avoidance of doubt, upon the subscription of the Restructuring Shares, it shall be deemed that:

          (i) the aggregate amount payable by the Company, under the Claims assigned under all Claim Holder Agreements; and

          (ii) the aggregate amount payable by the Subscriber to the Company as the subscription price for the Restructuring Shares has in each case been fully and unconditionally paid.


7    CONSEQUENCES OF TERMINATION


In the event that this Agreement is at any time terminated in accordance with the provisions of Clause 9 below:

          (i) the Subscriber undertakes towards the Claim Holders that it shall as soon as reasonably possible re-assign and re-transfer to each Assigning Claim Holder each Claim (if any) previously assigned and/or transferred to the Subscriber by each such Assigning Claim Holder; and

          (ii) the obligations of the parties hereto shall terminate and the Transaction contemplated hereunder shall be abandoned.


8    STANDARD OF CARE


8.1 The Subscriber shall have no responsibilities, duties or obligations hereunder except as specifically set forth in this Agreement. The Subscriber agrees to perform the services described in the Services Schedule without negligence or bad faith.

8.2 The Subscriber shall not be deemed to make any representations, and shall have no responsibilities, as to the validity, sufficiency, legality, value or genuineness of the Transaction contemplated in this Agreement and/or the existence, title of any of the Claim Holder to, or the marketability of, any of the Claims and will not be required to make any, and will make no, representations as to, or be responsible for, the validity, sufficiency, legality, value or genuineness of the Transaction or and/or the existence, title of any of the Claim Holder to (and, in particular, for the determination whether the title deemed to belong to an Assigning Claim is legal/nominal or beneficial title), or the marketability of, any of the Claims beyond the representations and warranties it will have received from the Assigning Claim Holders (and on which it will be entitled to rely without verifying them).

8.3 The Subscriber shall not be called upon, at any time to and shall not, advise any person acting in relation to the Transaction described hereunder as to the wisdom of acting thereunder or as to the market value of the Restructuring Shares or the Rights to Restructuring Shares. The Subscriber shall


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not be liable or responsible for any recital or statement contained in any documents published by the Company in relation to the Transaction.

8.4 The Subscriber shall not be liable or responsible for any failure by any other party to comply with any of its obligations relating to the Transaction, including, without limitation, obligations under applicable securities laws.

8.5 The Subscriber shall not, nor have any obligations to, pay any commissions or soliciting fees to any person, or reimburse any brokers, dealers or custodian banks in connection with the Transaction.

8.6 Except as set out in Clause 6.1, the Subscriber shall not exercise any right of set-off or lien against the Company in respect of any moneys payable by it or on behalf of the Company under the terms of this Agreement and the Transaction contemplated herein.

8.7 The Subscriber confirms that it has applied for the consents of the Polish SEC necessary to be obtained by the Subscriber for the consummation of the Transaction and undertakes that it will not withdraw the relevant applications.


9    TERM OF AGREEMENT

9.1 This Agreement shall terminate upon the earliest to occur of (i) rescission of one or more of the Dutch Composition Plans, or (ii) the completion of the Transaction. Upon the termination of this Agreement, the Subscriber and the Company shall have no further duties hereunder except as otherwise set forth in the following provisions of this Clause 9.


9.2 Upon the termination of this Agreement, the Subscriber shall promptly deliver to or to the order of the Company any securities, certificates, funds and other property held under the terms hereof for the person or entity directed by the Company and which are not held for the benefit of the Claim Holders pursuant to this Agreement. Upon termination of this Agreement and payment to the Subscriber of all amounts payable to them under the terms hereof, copies of all information maintained by the Subscriber for the Company under this Agreement or the Mandate Letter (as defined below) shall be delivered to the Company upon request to the person or entity directed by the Company. Upon termination the provisions of Clause 8 shall apply.


9.3 Notwithstanding anything else contained in this Agreement, the term of Clause 10 and Clause 11 shall survive termination of this Agreement.

9.4 To the extent permitted by law, Art. 746 of the Polish Civil Code shall not apply to this Agreement nor to relations established pursuant to this Agreement.


10   REPRESENTATIONS AND WARRANTIES

10.1 The Company represents and warrants that (i) the consummation of the Financial Restructuring and the performance of the Transaction contemplated herein is as of the date hereof and will remain, on the consummation of the Financial Restructuring (the "CLOSING DATE"), duly authorised by all necessary corporate actions of the Company, and (ii) the Transaction does, and will continue to comply, in all respects with all applicable requirements of law (including, without limitation, U.S., Dutch and Polish securities laws).


10.2 Each Party represents and warrants to the other as follows:

          (i) it is duly organised and validly existing under the laws of the jurisdiction in which it is incorporated;


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          (ii) it has the power to enter into the transactions contemplated hereunder, and to execute and deliver this Agreement and each document contemplated hereunder; and

          (iii) its obligations hereunder constitute legal, valid, binding and enforceable obligations.

         The above representations made by the Parties shall survive the termination of this Agreement.


11         INDEMNIFICATION

11.1 The Company shall indemnify the Subscriber and its agents (together with their directors, officers and employees) against any losses, liabilities, costs, expenses, claims, action or demand which the Subscriber or the agents may incur or which may be made against the Subscriber or its agents as a result of or in connection with the appointment or the exercise of or performance of all the powers, authorities and duties of the Subscriber (whether directly or as delegated by it to its agents), as the case may be, under this Agreement relating to the Rights to Restructuring Shares and the Restructuring Shares except such as may result from the Subscriber's own wilful default, fraud, negligence, bad faith or wilfully defaulted failure to comply with its obligations hereunder or that of its officers, employees or agents. For the avoidance of any doubt, this indemnity shall extend to any losses, liabilities, costs, expenses, claims, actions or demands connected with: (i) the calculation of the total number of the Restructuring Shares subscribed for by the Subscriber and the calculation of the entitlement of each individual Assigning Claim Holder to receive the Restructuring Shares (provided that it is made by the Subscriber under the Algorithm), (ii) the non-existence or any marketability restrictions applicable to the Claims assigned or deemed to have been assigned under the Claim Holder Agreements, (iii) the capacity of the Assigning Claim Holders to execute and perform the Claim Holder Agreements and (iv) the authorisation of any representatives of the Assigning Claim Holders to validly execute the Claim Holder Agreements.

11.2 The Subscriber shall indemnify the Company against any loss, liability, cost, expense, claim, action or demand which the Company may incur or which may be made against the Company, as a result of the Subscriber's own wilful default, fraud, negligence, bad faith or wilfully defaulted failure to comply with its obligations under this Agreement or that of its officers, employees or agents.

11.3 In relation to Clause 11.1 and 11.2 above, the Company shall indemnify the Subscriber, and the Subscriber shall indemnify the Company, respectively and as applicable, promptly upon receipt by the Company or the Subscriber of a demand thereof supported by evidence of such loss, liability, cost, expense, claim, action or demand.

11.4 The Subscriber shall not be liable for any loss caused by events beyond its reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or any reason being beyond its control (which, for the avoidance of any doubts, includes any evidence produced by any Clearing System). The Subscriber shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Company in connection with the transactions contemplated by and the relationship established by this Agreement even if the Subscriber has been advised as to the possibility of the same. These provisions


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
will override all other provisions of this Agreement. However, this Clause shall not be deemed to apply in the event of a determination or fraud or gross negligence on the part of the Subscriber in a non-appealable judgment of a court having jurisdiction.

11.5 The indemnities set out in Clauses 11.1 and 11.2 herein shall continue in full force and effect notwithstanding any termination or expiry of this Agreement.

12   FEES


     The Subscriber shall not be entitled to any fees and reimbursements from the Company apart from those set forth in the Mandate Letter executed between the Subscriber and the Company on 27 September 2002 (the "MANDATE LETTER").


13   OTHER RIGHTS AND DUTIES OF SUBSCRIBER


13.1  ADVISERS

          (i) The Subscriber may engage at the Company's expense on the advice or services of any lawyers, accountants, or other experts.

          (ii) The Subscriber may act in relation to this Agreement through its personnel and agents.


13.2 RESIGNATION OR REMOVAL OF SUBSCRIBER

     The Subscriber may resign its appointment and the Company may remove the Subscriber under this Agreement at any time; by giving 15 days' prior written notice to that effect provided that no such resignation or removal, as the case may be, shall be effective until:

          (i) a successor for the Subscriber is appointed in accordance with the provisions of Clause 13.3 herein;

          (ii) the resigning Subscriber has transferred to its successor all of the rights and obligations in its capacity as Subscriber hereunder; and

          (iii) the successor for such Subscriber has duly acceded to this Agreement.


13.3 REPLACEMENT OF SUBSCRIBER

     If the Subscriber gives notice of its resignation, or if the Company issues a notice of removal pursuant to Clause 13.2 herein, then the Company may appoint a successor to the Subscriber during the period of such notice. No such replacement may have an adverse effect on the right of the Assigning Claim Holders resulting from their respective Claim Holder Agreements. The Company shall be liable to each of the Assigning Claim Holders for any damage or detriment suffered by the Assigning Claim Holder in relation with such a replacement.


13.4 TITLE AS SUBSCRIBER

     The Subscriber may, to the extent permitted under applicable law, accept without enquiry, reservation or objection such right and title as the Claim Holder may have to the Claims or the Restructuring Shares and shall not be required to investigate or make any enquiry into the right or title of any

     Claim Holder to such Claims or the Restructuring Shares provided, that if it is or becomes aware of any defect in the right or title of such Claim Holder it shall immediately advise the Company.


14   AMENDMENT AND ASSIGNMENTS

14.1 The terms of this Agreement may be waived, amended or supplemented only by a supplemental agreement duly executed in writing by both the Company and the Subscriber.

14.2 None of the rights or obligations of the parties under this Agreement may be assigned except (i) upon receipt of prior written consent of the other Party to this Agreement, or (ii) as otherwise specifically permitted under this Agreement. Any assignment or delegation in violation of this Clause 14.2 shall be null and void.

14.3 No amendment or assignment made pursuant to Clauses 14.1 and 14.2 above may have an adverse effect on the right of the Assigning Claim Holders resulting from their respective Claim Holder Agreements. The Company shall be liable to each of the Assigning Claim Holders for any damage or detriment suffered by the Assigning Claim Holder in relation with such an amendment or assignment.


15   PARTIAL INVALIDITY

     In the event that any provision of this Agreement or the application thereof to any person or circumstances is determined to be invalid or unenforceable to any event, the remaining provisions of this Agreement, and the application of such provisions to persons or circumstances other than those as to which they are to be invalid or unenforceable, shall be unaffected thereby and such provisions shall be valid and enforced to the fullest extent permitted by law so long as the fundamental relationships among the parties hereunder are not altered.


16   FORCE MAJEURE

     The Subscriber shall be excused from performance of its obligations under this Agreement and shall not be liable for any losses, damages, or expenses caused by the occurrence of any contingency beyond its control, including, without limitation, nationalisation, expropriations, currency restrictions, work stoppages, strikes, fire, civil unrest, insurrections, revolutions, riots, rebellions, acts of terrorism, explosions, floods, storms, computer failures, acts of war, acts of God or similar occurrences nor shall the Subscriber incur any liability if it shall be prevented or forbidden from, or debarred in, doing or performing any act or thing required by the terms of this Agreement, by reason of any provision of any present or future law or regulation of any country or of any other governmental authority or regulatory authority or stock exchange or on account of possible criminal or civil penalties or restraint.



7    SCOPE OF THIS AGREEMENT

     This Agreement (including its Schedules) sets forth the entire understanding of the parties in respect of the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto. For the avoidance of any doubt, this clause 17 shall have no impact on the existence, validity and enforceability of the Mandate Letter.

18   COUNTERPARTS AND LANGUAGE VERSIONS

     This Agreement has been executed in eight counterparts (four in Polish and four in English), one of each of the language versions for each of the following persons: (i) the Company, (ii) the Subscriber, (iii) the Ad Hoc Committee of the Claim Holders and, (iv) jointly, for BV I, BV II and BV III, each of which shall be deemed an original. The Parties agree that if for any reason any inconsistency exists between the English and Polish language versions, the Polish version shall prevail.


19   NOTICES


19.1 COMMUNICATIONS IN WRITING


     All notices and communications hereunder shall be made in writing (by letter or facsimile) and shall be sent as follows:


     in the case of the Company, to:

     Netia Holdings S.A.
     ul. Poleczki 13
     02-813Warszawa, Poland
     Telephone: + 48 22 330 2000
     Facsimile: + 48 22 330 2323 and + 48 22 330 2083
     Attention: Avi Hochman, Ewa Don-Siemion


     With copies to:

     Well, Gotshal & Manges - Pawel Rymarz Spotka komandytowa ul. Emilii Plater 53, XX floor
     00-113 Warsaw
     Telephone: + 48 22 520 40 00
     Facsimile: +48 22 520 40 01
     Attention: Pawel Rymarz, Artur Zawadowski

     and

     Karamea B.V. c/o Amaco (Netherlands) B.V.
     Amsteldijk 166-6
     1079 LH Amsterdam, the Netherlands
     Telephone: +31 20 644 6125
     Facsimile: +31 20 642 3185


     and

     Wardynski & Partners
     Al. Ujazdowskie 12
     00-478 Warsaw
     Telephone: + 48 22 622 04 00
     Facsimile: + 48 22 628 90 40
     Attention: Andrzej Wiercinski


     In the case of the Subscriber, to:

     ING Bank Slaski S.A. PI. TrzechKrzyzy 10/14 00-950 Warszawa Telephone: +48 22 820 41 00 Facsimile: +48 22 820 41 86 or +48 22 820 40 94 Attention:
     Michaf Pelwecki, Securities Services Division and Andrzej Olszewski, Investment Banking

19.2 DELIVERY

     Every notice or communication sent in accordance with this Clause 19 shall be effective, if sent by letter or facsimile, upon receipt by the addressee, provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding day on which banks are ordinarily open for the transaction of normal banking business in Warsaw ("BUSINESS DAY"). All notices and other communications hereunder shall be made in the Polish or English language.


20   TAXES

20.1 The Company shall pay all stamp, issue, documentary or other taxes and duties, including interest and penalties, payable in relation to the transactions contemplated in this Agreement and the execution and delivery of this Agreement. The Company will also indemnify the Subscriber from and against all stamp, issue, documentary or other taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Subscriber to enforce its obligations under this Agreement. Any such costs referred to above shall be reimbursed to the Subscriber by the Company. The Company hereby indemnifies the Subscriber and Claim Holders against the Polish tax on civil law transactions due, if any, on the Claim Holder Agreements and/or on the transfer of the Rights to Restructuring Shares to the Claim Holders and agrees to pay such tax if it is due and payable.


20.2 The Subscriber shall have the right to require that a cash collateral (in the form to be agreed later by both Parties acting reasonably and in good faith) be placed by the Company for the benefit of the Subscriber to secure the payment or the reimbursement to the Subscriber of the tax on civil transactions in relation to any transaction relating to the Transaction if, in the reasonable opinion of the Bank (supported by written opinions of at least two reputable firms of tax advisors or law firms selected by the Bank), such tax is due and payable. In the case that there are any reasonable doubts as to the status of the tax referred to above, both Parties shall take all reasonable steps to clarify such doubts in order to decide on the status of the cash collateral referred to in the previous sentence as soon as reasonably practicable.


21   CONFIDENTIALITY

     Notwithstanding any other provision of this Agreement or the Restructuring Documents, the Subscriber shall not disclose to any other person other than its agent, advisor or counsel (and their respective directors, officers and employees) (a) any confidential information pertaining to the Company or the Financial Restructuring (including the Transaction) or (b) any other information if the disclosure might constitute a breach of any law or a breach of a fiduciary duty.


22   GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with Polish law.

23   JURISDICTION 23.1   POLISH COURTS


     The courts of Poland shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and accordingly any legal action or proceedings arising out of or in connection with this Agreement may be brought in such courts.


23.2 CONVENIENT FORUM


     The parties agree that the courts of Poland are the most appropriate and convenient courts to settle disputes between them and, accordingly, that they will not argue to the contrary.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorised, as of the date first written above.

                      SUBSCRIPTION AGREEMENT SIGNATURE PAGE





Executed as a Agreement by ING BANK SLASKI S.A.


By: /S/ TANNO ROOZEN
   -----------------------------------------
   Name: Tanno Roozen
   Title: President of the Management Board


By: /S/ PRZEMYSLAW CISZECKI
   -----------------------------------------
   Name: Przemyslaw Ciszecki
   Title: Commercial Proxy

                     SUBSCRIPTION AGREEMENT SIGNATURE PAGE





Executed by NETIA HOLDINGS S.A.


By: /S/ EWA DON-SIEMION
    -------------------------------
    Name: Ewa Don-Siemion
    Title: Vice President, Legal


By: /S/ AVRAHAM HOCHMAN
    -------------------------------
    Name: Avraham Hochman
    Title: Chief Financial Officer

                                   SCHEDULE 1


                                SERVICES SCHEDULE

A    SERVICES

The Subscriber shall provide the following services:

1.   DISTRIBUTION OF TRANSACTION MATERIALS


The Company has made arrangements with the Clearing Systems to deliver explanatory materials in connection with the Transaction (the "TRANSACTION MATERIALS") to persons entitled to take part in the Transaction and otherwise to publicise the Transaction and to communicate with Claim Holders in respect of the Transaction.


2.   REPORTS; MAINTENANCE AND RETENTION OF RECORDS


The Subscriber shall provide written reports to the Company by facsimile transmission or other agreed form of delivery upon such terms and at such intervals as the Company and the Subscriber will have agreed on in advance specifying the following:


(i) information relating to the contact which the Subscriber has had in connection with the Transaction with the Clearing Systems, any Claim Holders or their agents;


(ii) information enabling the Company to verify the number of the Rights to Restructuring Shares or Restructuring Shares to be delivered on the Closing Date.


The Subscriber will keep and maintain complete and accurate records showing the number of the Rights to Restructuring Shares or Restructuring Shares delivered by it on the Closing Date. The Subscriber shall retain records of any written communications with any of the Clearing Systems, any Claim Holders or their agents and shall remit copies of the same to the Company if so requested by the Company.


3.   CALCULATION OF RESTRUCTURING SHARES

The Subscriber shall be entitled to rely on the amount of Restructuring Shares to be received by each Claim Holder in accordance with the Dutch Composition Plans if it is calculated by the Subscriber under the Algorithm.


B    ASSIGNMENT OF CLAIMS

1. The Subscriber shall enable each Claim Holder wishing to be an Assigning Claim Holder, or their agents, to execute Claim Holder Agreements in favour of the Subscriber in respect of each Claim held by such Claim Holders.


2. The Subscriber will, if directed by the Claim Holders, establish safekeeping accounts with the Subscriber on a conditional basis, subject to delivery of an executed Claim Holder Agreement and any other documentation reasonably requested by the Subscriber from each Assigning Claim Holder. This documentation can be delivered to the Subscriber by the Claim Holder via Bank of New York, London Branch.

C    SUBSCRIPTION OF RESTRUCTURING SHARES

The Subscriber will subscribe for the Restructuring Shares and shall be obliged to apply for all necessary permits to either the Polish SEC or other regulatory agency in connection with the subscription for the Restructuring Shares and the issuance and delivery to it of the Rights to Restructuring Shares and the re-distribution of the Rights to the Restructuring Shares among the Assigning Claim Holders.


D    DELIVERY OF THE RIGHTS TO RESTRUCTURING SHARES OR RESTRUCTURING SHARES

The Subscriber shall, in accordance with this Agreement, deliver or cause to be delivered to each Assigning Claim Holder's designated securities account in Poland, the number of the Rights to Restructuring Shares or Restructuring Shares (as the case may be) to which it is entitled in accordance with and subject to the terms and conditions set out herein.


E    CO-OPERATION

The Company reserves the right to terminate or amend the Transaction. In the event of an amendment to the Transaction, the Subscriber will follow the reasonable instructions of the Company with respect to the amended Transaction to the extent consistent with this Agreement.


F    TELEPHONE ENQUIRIES AND PUBLIC STATEMENTS

The Subscriber shall not make any statements and shall not make public any information in respect of the Transaction not previously authorised by the Company.